EXHIBIT 99.1

SPARTAN MOTORS, INC.

1000 REYNOLDS RD.   CHARLOTTE, MI  48813   USA

TELEPHONE 517.543.6400   FACSIMILE 517.543.5403

Web Page - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Reports Record Sales & Earnings for 2008

CHARLOTTE, Michigan, Feb. 19, 2009 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best year in company history in 2008, marked by a 23.8 percent year-over-year increase in revenues and a 74.3 percent increase in net earnings.

For the fourth quarter ended Dec. 31, 2008, Spartan reported:

•	Net earnings of $0.09 per diluted share ($0.26 excluding one-time charges)
•	Net sales of $146.3 million
•	Gross margin of 21.1%
•	Return on invested capital of 7.2%
•	Consolidated backlog of $169.9 million

Fourth Quarter & Year-End Results
Spartan reported fourth quarter net earnings of $2.9 million, or $0.09 per diluted share, on net sales of $146.3 million, compared with net earnings of $8.2 million, or $0.25 per diluted share, on net sales of $237.6 million in the same quarter of 2007.

Spartan reported consolidated gross margin of 21.1 percent in the fourth quarter of 2008, a 66.1 percent increase over the same period in 2007 and a 16.6 percent increase over its gross margin in the third quarter of 2008. Spartan attributed the year-over-year increase in gross margin to higher sales in its service, parts and accessories business, productivity improvements and a change in product mix.

The company reported a 51.3 percent increase in selling, general and administrative (SG&A) costs in the fourth quarter of 2008 compared with the prior year period, driven primarily by legal expenses and fines related to a previously reported settlement between Spartan Chassis and the Department of Justice. This included an expense of $6.0 million, or a net effect of approximately $0.17 per share, to encompass all fines and penalties.

For the year ended 2008, Spartan's sales increased 23.8 percent year-over year to $844.4 million and net earnings grew 74.3 percent year-over-year to $42.7 million, or $1.32 per diluted share, the highest profits in company history. Spartan Motors reported consolidated backlog of approximately $169.9 million as of Dec. 31, 2008 and the company anticipates fulfilling its current backlog orders by October 2009.

"Despite the economic recession and other challenges, we maintained our focus and created the best performance in the history of the company," said John Sztykiel, president and CEO of Spartan Motors. "During the year, we also scaled our operations to match demand, controlled costs, invested resources into innovation and product development and ended the year on financially solid ground. Our diversification across several sectors gives us numerous opportunities while minimizing risk. Additionally, our business model gives us the agility to quickly respond to market needs, take advantage of strategic opportunities when they arise and correctly size our operations to ensure growth.

-more-

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"Though our 2009 results are not expected to match our performance in 2008, we are focused on maximizing our opportunities in 2009 and executing our long-term strategic plan to fuel our growth in 2010 and beyond. As part of this plan, we expect to introduce new products into specialty vehicle markets where we do not currently compete. Since our inception in 1975, a large recession year, periods of recession have been followed by years of growth for Spartan. Recessions cause society and business to restructure, which in turn cause vehicles to change. While over the short term we are taking the steps to manage through the recession, we have demonstrated profitable growth over the long term."

Spartan Chassis
Sales at Spartan Chassis, the company's largest subsidiary and operating unit, decreased 38.9 percent year-over year to $129.0 million for the current quarter. Spartan Chassis represented 88.2 percent of Spartan Motors' total consolidated sales in the 2008 fourth quarter. Spartan Chassis' net earnings declined 65.2 percent year-over-year in the quarter, reflecting the expenses for penalties and fines.

Spartan's chassis sales to the Class A diesel motorhome market decreased 86.6 percent year-over-year in the quarter, while backlog for RV chassis decreased 79.7 percent year-over-year to $5.6 million as of Dec. 31, 2008. Sales of fire truck chassis in the quarter increased 12.9 percent compared to the same period in 2007, and backlog for fire truck chassis at the end of the 2008 fourth quarter was $73.5 million, a 21.7 percent year-over-year increase.

Other Products sales, including specialty chassis for mine-resistant and MRAP military vehicles, and Spartan Chassis' growing service, parts and accessories (SPA) business, decreased 31.3 percent year-over-year in the fourth quarter of 2008, reflecting the completion of several large orders for military customers. Other Products backlog, which excludes service parts, was $8.5 million as of Dec. 31, 2008, compared to Other Products backlog of $199.4 million at year-end 2007.

"Sales from SPA continued to grow at a rapid pace during the fourth quarter," said Sztykiel. "The majority of this growth in SPA was for mine-resistant military and MRAP vehicles. However, we are also targeting greater expansion of SPA into the motorhome and emergency-rescue markets, both of which are significantly larger than the SPA business for specialty vehicle market."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 13.0 percent year-over-year decline in sales for the 2008 fourth quarter. The EVTeam posted a net loss of $393,000 for the quarter. The loss was a 77.9 percent improvement compared to the fourth quarter of 2007, a result of improved operating efficiencies. The EVTeam's sales represented 11.8 percent of total company-wide sales in the 2008 fourth quarter, net of eliminations. For the year ended 2008, the EVTeam reported a 3.6 percent improvement in sales compared to 2007, and 57.0 percent year-over-year improvement in segment bottom-line. Backlog for the emergency vehicle team was $82.4 million at the end 2008, a 60.6 percent year-over-year increase compared to $51.3 million at the end of 2007.

Financial Position
Spartan reported positive operating cash flow of $59.0 million in the current quarter and the company ended the quarter with $13.7 million in cash and cash equivalents, as well as $16.6 million in long-term debt. As previously reported, Spartan Motors holds a $50 million line of credit with J.P. Morgan Chase Bank, which remains fully available to fund future needs.

"We are generating cash and have minimal long-term debt, giving us access to the capital we need to grow the business," said Chief Financial Officer Jim Knapp. "Our financial strength allows us to make the best decisions to maximize shareholder return, whether it is investing in the business, repurchasing stock or evaluating strategic acquisitions."

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On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 7.2 percent in the fourth quarter of 2008, compared to ROIC of 27.4 percent for the same quarter in 2007. For the full year 2008, Spartan reported ROIC of 25.8 percent compared to 19.8 percent in 2007. Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.

Market Outlook
Spartan reported it expects its consolidated 2009 results to be less than 2008 because of market and economic conditions, and a reduction in specialty vehicle sales, primarily large-scale military contracts, though the potential for larger orders remains.

"Though we expect a year-over-year decline for specialty vehicle sales in the first half of 2009, we are currently working closely with our military customers to develop new lines of mine-resistant vehicles, such as the M-ATV program for deployment in Afghanistan and other variants for the U.S. and other militaries," said Sztykiel. "We do emphasize that we are in the specialty vehicle business today and expect to be in the future. Our opportunities exist because of our speed-to-market, manufacturing flexibility, on-time delivery, product performance and superior service, parts and support, all of which continue to be our strengths in 2009. We continue to produce smaller orders of specialized mine-resistant variants for the U.S. military and other nations, which we see as a bridge to larger opportunities in the future.

"In addition, emergency-rescue remains Spartan's largest, most stable market, and we expect continuous growth based on increased market share and new product and innovation initiatives. For all our emergency-rescue products, we expect to see growth in 2009. We have already built a strong order pipeline for our fire truck chassis and fire trucks in the first half of the year, due in part to increased demand from changes to industry safety regulations."

Sztykiel concluded: "Our focus in motorhomes this year is to position ourselves for the eventual industry recovery. We expect flat to lower sales in 2009 for motorhome chassis because of industry conditions. However, retail sales have severely depleted dealer inventory, giving us the potential for a significant rebound when the RV industry begins its eventual recovery. Though difficult to predict, we believe there will be a probable year-over-year decline in the second half for motorhome chassis sales. In the meantime, we are continuing new product development and engineering new innovations for motorhome chassis to gain market share and new OEM customers."

Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders," and then on "Webcasts."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,200 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$13,741	$13,527
Accounts receivable, net	75,935	132,907
Inventories	86,648	103,076
Deferred income tax assets	7,076	6,925
Other current assets	8,063	1,978
Total current assets	191,463	258,413

Property, plant and equipment, net	66,786	56,673
Goodwill	2,457	2,457
Deferred income tax assets	241	775
Other assets	193	346
Total assets	$261,140	$318,664

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,776	$90,769
Accrued warranty	8,352	10,824
Accrued compensation and related taxes	12,136	10,431
Accrued vacation	1,904	1,758
Accrued customer rebates	1,498	1,963
Deposits from customers	9,922	5,540
Taxes on income	1,972	551
Other current liabilities and accrued expenses	4,584	3,367
Current portion of long-term debt	10,640	522
Total current liabilities	72,784	125,725

Other non-current liabilities	1,157	1,025
Long-term debt, less current portion	16,556	62,695

Shareholders' equity:
Common stock	326	324
Additional paid in capital	64,606	62,649
Retained earnings	105,711	66,246
Total shareholders' equity	170,643	129,219

Total liabilities and shareholders' equity	$261,140	$318,664

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three Months Ended December 31, 2008 and 2007

	December 31, 2008		December 31, 2007
	$-000-%		$-000-%

Sales	146,314		237,567
Cost of Products Sold	115,387		207,345
Gross Profit	30,927	21.1	30,222	12.7

Operating Expenses:
Research and Development	4,814	3.3	4,543	1.9
Selling, General and Administrative	18,971	13.0	12,541	5.3
Total Operating Expenses	23,785	16.3	17,084	7.2

Operating Income	7,142	4.9	13,138	5.5

Other Income (Expense):
Interest Expense	(251)	(0.2)	(830)	(0.3)
Interest and Other Income	56	(0.0)	205	0.1
Total Other Income (Expense)	(195)	(0.1)	(625)	(0.2)

Earnings before Taxes on Income	6,947	4.7	12,513	5.3

Taxes on Income	4,085	2.8	4,301	1.8

Net Earnings	2,862	1.9	8,212	3.5

Basic Net Earnings per Share	0.09		0.26

Diluted Net Earnings per Share	0.09		0.25

Basic Weighted Average Common Shares Outstanding	32,086		32,070

Diluted Weighted Average Common Shares Outstanding	32,244		32,780

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Twelve Months Ended December 31, 2008 and 2007

	December 31, 2008		December 31, 2007
	$-000-%		$-000-%

Sales	844,390		681,922
Cost of Products Sold	696,120		585,421
Gross Profit	148,270	17.5	96,501	14.2

Operating Expenses:
Research and Development	19,461	2.3	15,868	2.3
Selling, General and Administrative	60,097	7.1	41,383	6.1
Total Operating Expenses	79,558	9.4	57,251	8.4

Operating Income	68,712	8.1	39,250	5.8

Other Income (Expense):
Interest Expense	(2,062)	(0.2)	(1,748)	(0.3)
Interest and Other Income	679	0.1	725	0.1
Total Other Income (Expense)	(1,383)	(0.2)	(1,023)	(0.2)

Earnings before Taxes on Income	67,329	8.0	38,227	5.6

Taxes on Income	24,615	2.9	13,723	2.0

Net Earnings	42,714	5.1	24,504	3.6

Basic Net Earnings per Share	1.33		0.77

Diluted Net Earnings per Share	1.32		0.75

Basic Weighted Average Common Shares Outstanding	32,008		31,935

Diluted Weighted Average Common Shares Outstanding	32,437		32,833

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Three and Twelve Months Ended December 31, 2008

Three Months Ended December 31, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	6,990			6,990
Fire Truck Chassis Sales	32,613		(6,730)	25,883
EVTeam Product Sales		23,999		23,999
Other Product Sales	89,442			89,442

Total Net Sales	129,045	23,999	(6,730)	146,314

Interest Expense	11	460	(220)	251
Depreciation Expense	888	277	600	1,765
Segment Net Earnings (Loss)	4,518	(393)	(1,263)	2,862

Twelve Months Ended December 31, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	91,141			91,141
Fire Truck Chassis Sales	121,641		(27,619)	94,022
EVTeam Product Sales		92,658		92,658
Other Product Sales	566,569			566,569

Total Net Sales	779,351	92,658	(27,619)	844,390

Interest Expense	27	1,620	415	2,062
Depreciation Expense	2,885	1,147	2,027	6,059
Segment Net Earnings (Loss)	51,365	(2,179)	(6,472)	42,714

Period End Backlog (amounts in thousands of dollars)
	Dec. 31, 2007	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008

Motorhome Chassis *	27,312	17,465	12,533	9,069	5,552
Fire Truck Chassis *	60,374	70,720	75,931	70,815	73,473
Other Product *	199,362	166,457	188,665	46,038	8,500
Total Chassis	287,048	254,642	277,129	125,922	87,525
EVTeam Product *	51,316	49,975	43,094	57,850	82,374
Total Backlog	338,364	304,617	320,223	183,772	169,899

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 10 months or less for fire truck chassis, other product and EVTeam product